PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors and Media: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com

Symmetry Medical Reports Third Quarter 2013 Financial Results

Updates 2013 Financial Guidance

Third Quarter Highlights:

•	Revenue of $98.0 million, down 3% year-over-year
•	Operating loss of $46.5 million; as adjusted operating income of $9.1 million
•	Net loss of $34.5 million; as adjusted net income of $3.1 million
•	Generated cash from operations of $14.7 million
•	Debt reduced $21.8 million, operating leverage at 3.28 times

WARSAW, Ind., October 31, 2013 - Symmetry Medical Inc. (NYSE: SMA), a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays, announced third quarter 2013 financial results for the period ended September 28, 2013.

	Third Quarter			Vs Prior Quarter
(in millions, except per share data)	2013	2012	Change	3Q'13	2Q'13	Change
Revenue	$98.0	$100.9	-3%	$98.0	$101.9	-4%
Operating income (loss)	(46.5)	10.2	Unfav	(46.5)	6.7	Unfav
Net income (loss)	(34.5)	3.7	Unfav	(34.5)	1.2	Unfav
EPS	$(0.95)	$0.10	Unfav	$(0.95)	$0.03	Unfav

As Adjusted Non-GAAP*
Operating income*	$9.1	$14.0	-35%	$9.1	$9.7	-6%
Net income*	3.1	6.5	-52%	3.1	3.5	-11%
EPS*	$0.08	$0.18	-56%	$0.08	$0.09	-11%

* Excludes non-cash charges for stock compensation expense, amortization of intangible assets and debt issuance costs, asset impairment charges, net change in reserves for uncertain tax positions and unrealized foreign currency impact on an intercompany loan, as well as charges for management transition costs, acquisition related costs, facility closure and severance, Symmetry Surgical distributed catalog costs and legal entity restructuring. See “As Adjusted Financial Measures” below.

(in millions)	Third Quarter			Vs Prior Quarter
Revenue by Product: by Segment	2013	2012	Change	3Q'13	2Q'13	Change
OEM Solutions Revenue
Instruments	$27.2	$29.6	-8%	$27.2	$28.1	-3%
Implants	26.1	25.6	2%	26.1	28.1	-7%
Cases	17.0	14.2	20%	17.0	17.1	-1%
Other	5.5	6.7	-18%	5.5	6.3	-13%
Total OEM Solutions Revenue	$75.8	$76.1	0%	$75.8	$79.6	-5%
Symmetry Surgical Revenue	22.2	24.8	-10%	22.2	22.3	0%

Total Revenue	$98.0	$100.9	-3%	$98.0	$101.9	-4%

Revenue for the third quarter 2013 was $98.0 million, compared to $100.9 million in the same period last year. The current quarter revenue was primarily driven by lower sales in the Company’s Symmetry Surgical segment as well as a slight reduction in the OEM Solutions segment.

OEM Solutions segment revenue was $75.8 million in the third quarter 2013, down slightly from $76.1 million in the third quarter 2012. The slight decrease was driven by lower volume in the Instruments segment; operational issues at the Company’s subsidiary, Clamonta Ltd., which services the Aerospace industry and is reported in the Other category above; and the previously announced fire in the Acid Shop at our Sheffield, U.K. implant manufacturing facility, which occurred in September 2013. These factors were partially offset by higher revenue in the Case and Implant categories. Third quarter 2013 OEM Solutions segment revenue included a benefit of $0.3 million, or 0.4%, due to the favorable impact of foreign currency exchange rates. On a sequential basis, third quarter 2013 OEM Solutions revenue was down 4.8% compared to the second quarter 2013, primarily driven by the above mentioned factors, along with the timing of purchases in the Implants category.

Symmetry Surgical segment revenue decreased 10.4% to $22.2 million in the third quarter 2013 from $24.8 million in the third quarter 2012. Symmetry Surgical U.S. revenue declined slightly on a sequential and year over year basis, while international revenue was negatively impacted by a slower than anticipated return to growth following market share disruptions associated with the transition to Symmetry Surgical distributors beginning in late 2012. On a sequential basis, third quarter 2013 Symmetry Surgical total revenue was down 0.4% compared to the second quarter 2013.

Gross profit for the third quarter 2013 was $24.5 million, compared to $28.2 million in the third quarter 2012. Gross margin percentage for the third quarter 2013 was 25.0%, compared to 28.0% in the third quarter 2012. Gross margin was driven by a lower percentage of revenue from the Company’s higher margin Symmetry Surgical segment as compared to the same period last year, along with gross margin pressure in the OEM Solutions segment due to operational issues at the Clamonta Ltd. subsidiary, lower volume in the Instruments segment, and the fire at the Sheffield, U.K. manufacturing plant.

Sales, marketing, general and administrative expenses in the third quarter 2013 were $17.8 million, compared to $16.8 million in the same period last year. The increase in the third quarter 2013 was primarily due to increased self-insured healthcare claims costs of $1.3 million, Symmetry Surgical catalog distribution of $0.6 million, and $0.2 million of Medical Device Excise Tax. These increases were partially offset by reductions of $0.4 million in stock based compensation expense, $0.3 million in acquisition related costs, $0.3 million in amortization expense, and $0.3 million in lower compensation expense.

The Company is in process of performing its annual impairment test for goodwill. At this time, the Company has determined that impairment exists for certain reporting units. The preliminary impairment is $51.6 million for goodwill and intangible assets. The Company recorded a pre-tax non-cash charge during the third quarter in the amount of $31.8 million related to the OEM Solutions segment and $19.8 million related to the Symmetry Surgical segment. The impairment in OEM Solutions is primarily driven by our reduced outlook on revenues and profitability related to instrument production for future customer capital expenditures related to product launches and instrument replenishment as well as our current and expected operational issues at our Clamonta, Ltd. subsidiary, which services the Aerospace industry. The impairment in Symmetry Surgical is primarily driven by lower revenue due to the previously disclosed integration challenges related to the 2011 acquisition which we have not recovered from as quickly as previously expected.

Operating loss for the third quarter 2013 was $46.5 million, compared to operating income of $10.2 million in the same period last year. Operating margin was -47.5% in the third quarter 2013, compared to 10.1% in the same period last year. Excluding non-cash charges for stock compensation expense, amortization of intangible assets, and asset impairment charges, as well as charges for management transition costs, acquisition related costs, facility closure and severance costs, Symmetry Surgical catalog costs, and legal entity restructuring costs (referred to as “operating income adjustments”), operating income for the third quarter 2013 was $9.1 million, compared to $14.0 million in the same period last year. The decrease was primarily driven by lower revenue in the Symmetry Surgical segment.

Interest expense for the third quarter 2013 was $4.3 million, compared to interest expense of $4.7 million in the same period last year. This decrease was driven by the Company’s focus on using free cash flow to reduce debt.

Income tax benefit for the third quarter 2013 was $17.2 million, compared to income tax expense of $1.9 million in the same period last year, driven by the net reduction in reserves for uncertain tax position of $5.0 and decrease in pre-tax income, partially offset by the impact of non-deductible goodwill impairment.

Net loss for the third quarter 2013 was $34.5 million, or $(0.95) per diluted share, compared to net income of $3.7 million, or $0.10 per diluted share, in the same period last year. Excluding the operating income adjustments noted above, as well as the net reduction in reserves for uncertain tax positions, unrealized foreign currency impact on an intercompany loan and amortization of debt issuance costs, net income for the third quarter 2013 was $3.1 million, or $0.08 per diluted share, compared to $6.5 million, or $0.18 per diluted share in the same period last year.

The weighted average number of diluted shares outstanding during the third quarter of 2013 was 36,345,426.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Medical, stated, “As previously announced, our third quarter results were impacted by several unexpected factors and revenue weakness. We are disappointed with the results and have been working to address the issues. In our Sheffield plant, our temporary Acid Shop facility is now operational and has been validated by some of our customers, thus enabling resumption of normal operations. We continue to work closely with the leadership team at our Clamonta Ltd. subsidiary to address the operational issues. While we have made good progress on both fronts, we expect the negative impact on the OEM Solutions segment revenue and gross margin to continue in the fourth quarter, along with continued lower than expected Instruments volume. While we are pleased with stabilization in Symmetry Surgical’s U.S. operations, the parallel process in our international business is taking longer than anticipated.”

Mr. Sullivan added, “Despite some near-term issues, we remain confident in the long-term outlook for our business. In our OEM Solutions business, we are positioned to increase revenue as customers consolidate their business to fewer, strategic partners and increase implant outsourcing. Additionally, our Symmetry Business System and an increase in volume should further improve segment gross margins. We are beginning to see some positive signs of improvement in orthopedic procedure volumes, which is a tailwind for our business. Relative to the Symmetry Surgical segment, we believe our comprehensive product portfolio and broad sales coverage will allow us to achieve above market growth once we have moved past the market share losses incurred during this transition phase. On the financial front, we remain committed to reducing our debt and refinancing to lower interest rates.”

Financial Guidance

The following forward-looking estimates regarding 2013 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

Based on the third quarter 2013 results and the current outlook for the remainder of the year, the Company is updating its financial guidance for the full year 2013. The Company expects full year 2013 revenue to be in the range of $398 million to $402 million. The Company expects full year 2013 GAAP loss per diluted share to be in the range of $(0.94) to $(0.90) and full year 2013 as adjusted* earnings per diluted share to be in the range of $0.28 to $0.32. This includes a negative $0.02 impact of the Medical Device Excise Tax in G&A expense. The as adjusted* earnings per diluted share guidance excludes the impact of amortization of intangible assets and debt issuance costs, asset impairment charges, the net release of reserves for uncertain tax positions, unrealized foreign currency impact on an intercompany loan, stock compensation expense, acquisition related costs, facility closure and severance costs, Symmetry Surgical catalog distribution and other one-time expenses. These items are expected to negatively impact full year 2013 GAAP earnings per diluted share by approximately $1.22.

Diluted earnings per share – GAAP	($0.94) – ($0.90)
Estimated Amortization	$ 0.16
Estimated Asset Impairment Charges	$ 1.08
Estimated Reserves for Uncertain Tax Positions, net	($ 0.14)
Estimated Stock Compensation Expense	$ 0.05
Estimated All Other Adjustments	$ 0.07

Diluted earnings per share – as adjusted*	$0.28 - $0.32

Conference Call

Symmetry Medical will host a conference call to discuss the third quarter 2013 financial results at 8:00 a.m. ET on October 31, 2013. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrymedical.com. The dial-in numbers are (866) 813-5647 for domestic callers and (847) 619-6249 for international. The confirmation number for both is 35873683 (please reference “Symmetry Medical” as the Company). After the live webcast, the call will remain available on Symmetry Medical’s website through January 31, 2014. In addition, a telephonic replay of the call will be available until November 30, 2013. The replay numbers are (888) 843-7419 for domestic callers and (630) 652-3042 for international callers. Please use passcode 3587 3683#.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays. The Company’s thousands of Teammates provide design, development and worldwide production capabilities for these products to customers in the orthopedic industry, other medical device markets, and specialized non-healthcare markets. Symmetry’s trusted reputation and brands, broad Intellectual Property portfolio and commitment to innovation enable it to collaborate with hundreds of global medical device manufacturers as well as thousands of hospitals to provide solutions for today’s needs and tomorrow’s growth.

As Adjusted Non-GAAP Measures

The as adjusted* measures, including adjusted operating income, net income and EPS, shown in this release exclude the impact of amortization of intangible assets and debt issuance costs, asset impairment charges, the net release of reserves for uncertain tax positions, unrealized foreign currency impact on an intercompany loan, stock compensation expense, acquisition related costs, facility closure and severance costs, Symmetry Surgical catalog distribution and other one-time expenses.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure are included after the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes these non-GAAP measures improve management’s and investors’ ability to better compare the company’s ongoing financial performance between periods and with other companies.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K/A filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Inc.
Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012
	(In Thousands, Except Per Share Data, Unaudited)

Revenue	$98,003	$100,929	$298,815	$303,949
Cost of revenue	73,474	72,703	222,571	223,808

Gross profit	24,529	28,226	76,244	80,141

Research and development expenses	1,121	1,293	3,459	2,998
Sales and marketing expenses	6,516	6,107	20,451	19,868
General and administrative expenses	11,250	10,730	35,154	32,331
Asset impairment	51,646	-	51,646	-
Facility closure and severance	508	(76)	1,431	596

Operating income (loss)	(46,512)	10,172	(35,897)	24,348
Other (income) expense:
Interest expense	4,337	4,737	13,508	14,905
Derivatives valuation (gain) loss	5	(116)	242	(179)
Other	831	(108)	933	(562)

Income (loss) before income taxes	(51,685)	5,659	(50,580)	10,184
Income tax expense (benefit)	(17,161)	1,921	(16,939)	3,980

Net income (loss)	$(34,524)	$3,738	$(33,641)	$6,204

Net income (loss) per share:
Basic	$(0.95)	$0.10	$(0.93)	$0.17

Diluted	$(0.95)	$0.10	$(0.93)	$0.17

Weighted average common shares and equivalent shares outstanding:
Basic	36,345	36,044	36,312	35,951
Diluted	36,345	36,512	36,312	36,360

Symmetry Medical Inc.
Consolidated Balance Sheets
In Thousands
	September 28,	December 29,
	2013	2012

ASSETS:	(unaudited)
Current Assets:
Cash and cash equivalents	$4,897	$9,815
Accounts receivable, net	57,709	62,593
Inventories	60,574	64,437
Refundable income taxes	5,060	4,904
Deferred income taxes	6,409	7,878
Derivative valuation asset	-	242
Other current assets	4,069	4,145

Total current assets	138,718	154,014
Property and equipment, net	91,256	98,046
Deferred income taxes	43	-
Goodwill	181,873	229,134
Intangible assets, net of accumulated amortization	107,175	116,403
Other assets	6,005	7,721

Total Assets	$525,070	$605,318

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$26,882	$27,863
Accrued wages and benefits	11,159	9,354
Other accrued expenses	9,109	10,028
Accrued income taxes	516	-
Derivative valuation liability	271	513
Current portion of capital lease obligations	476	492
Current portion of long-term debt	5,225	11,111

Total current liabilities	53,638	59,361
Accrued income taxes	2,118	7,035
Deferred income taxes	5,887	17,910
Derivative valuation liability	1,661	3,883
Other liabilities	943	869
Capital lease obligations, less current portion	1,073	1,417
Long-term debt, less current portion	175,071	200,113

Total Liabilities	240,391	290,588

Commitments and contingencies

Shareholders' Equity:
Common Stock, $.0001 par value; 75,000 shares authorized; shares issued September 28, 2013--37,253; December 29, 2012--36,795	4	4
Additional paid-in capital	288,986	287,453
Retained earnings (deficit)	(7,374)	26,267
Accumulated other comprehensive income	3,063	1,006

Total Shareholders' Equity	284,679	314,730

Total Liabilities and Shareholders' Equity	$525,070	$605,318

Reconciliation of As Adjusted Financial Measures
	Three Months Ended
	September 28,	June 29,	September 29,
	2013	2013	2012
	(In Thousands, Except Per Share Data)
	(unaudited)

Operating income, as reported	$(46,512)	$6,722	$10,172
Adjustments:
Amortization of intangible assets	1,793	1,773	2,017
Stock compensation expense	680	292	1,126
Management transition costs	-	-	58
Acquisition related costs (1)	331	73	635
Asset impairment (2)	51,646	-	-
Symmetry Surgical catalog (3)	633	-	-
Facility closure and severance	508	794	(76)
Legal entity restructuring (4)	-	-	54

Operating income, as adjusted	$9,079	$9,654	$13,986

Net income, as reported	$(34,524)	$1,177	$3,738
Adjustments:
Amortization of intangible assets	1,165	1,152	1,311
Amortization of debt issuance costs	308	409	295
Stock compensation expense	442	190	732
Management transition costs	-	-	38
Acquisition related costs (1)	215	47	413
Asset impairment (2)	39,137	-	-
Symmetry Surgical catalog (3)	411	-	-
Reserve for uncertain tax positions, net	(4,970)	-	-
Unrealized foreign currency impact on intercompany loan	550	-	-
Facility closure and severance	330	516	(49)
Legal entity restructuring (4)	-	-	35

Net income, as adjusted	$3,064	$3,491	$6,513

Earning per diluted share, as reported	$(0.95)	$0.03	$0.10
Impact of adjustments	1.03	0.06	0.08

Earning per diluted share, as adjusted	$0.08	$0.09	$0.18

(1) Acquisition related costs primarily include costs associated with professional fees in all periods presented.
(2) Pre-tax asset impairment of goodwill, intangible assets and buildings of $47,478, $3,887 and $281, respectively.
(3) Symmetry Surgical catalog costs including design, printing and distribution of new global Symmetry Surgical catalog.
(4) Legal entity restructuring during third quarter 2012 include costs associated with professional fees.

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